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                                                                   EXHIBIT 99.1

                           [LOGO OF LIFE SAVINGS]
                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                           1598 EAST HIGHLAND AVENUE
                       SAN BERNARDINO, CALIFORNIA 92404

                                                                 March 28, 1997

Fellow Stockholders:

  You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of Life Savings Bank, Federal Savings Bank (the "Bank" or "Life Savings"), which will be held on April 18, 1997, at 10:00 a.m., Pacific Time, at the Arrowhead Country Club, at 3433 Parkside Drive, San Bernardino, California 92404.

  The Notice of Annual Meeting of Stockholders and Proxy Statement and Prospectus appear on the following pages and describe certain details of the formal business to be transacted at the meeting. We urge you to read carefully the description of the Proposals. Directors and Officers of the Bank will be present at the Annual Meeting to respond to any questions that our stockholders may have regarding the business to be transacted.

  The Board of Directors of the Bank has determined that the matters to be considered at the Annual Meeting, including the holding company structure which will provide greater flexibility to meet the future competitive and financial needs of the Bank, are in the best interest of the Bank and our Stockholders. FOR THE REASONS SET FORTH IN THE PROXY STATEMENT AND THE PROSPECTUS, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH MATTER TO BE CONSIDERED.

  YOUR VOTE IS IMPORTANT. PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY. YOUR COOPERATION IS APPRECIATED SINCE A MAJORITY OF THE COMMON STOCK OUTSTANDING MUST BE REPRESENTED, EITHER IN PERSON OR BY PROXY, TO CONSTITUTE A QUORUM FOR THE CONDUCT OF BUSINESS.

  On behalf of the Board of Directors and all the employees of the Bank, I wish to thank you for your continued support. We appreciate your interest.

                                          Sincerely yours,

                                          /s/ Daniel L. Perl

                                          Daniel L. Perl
                                          President, Chief Executive Officer
                                          and Director
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                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                           1598 EAST HIGHLAND AVENUE
                       SAN BERNARDINO, CALIFORNIA 92404
                                (909) 886-9751

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON APRIL 18, 1997

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders ("Annual Meeting") of Life Savings Bank, Federal Savings Bank (the "Bank") will be held on April 18, 1997, at 10:00 a.m., Pacific Time, at the Arrowhead Country Club, 3433 Parkside Drive, San Bernardino, California 92404.

  The Annual Meeting is for the purpose of considering and voting upon the following matters:

    I. The approval of an Agreement and Plan of Reorganization (the "Plan of Reorganization") pursuant to which (i) the Bank will be reorganized into a holding company structure and become a wholly-owned subsidiary of Life Financial Corp. and (ii) each outstanding share of the Bank's common stock will be converted into three shares of common stock of Life Financial Corp. The transaction is hereinafter referred to as the "Reorganization";

    II. The ratification of the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan;

   III. The election of three directors for terms of three years each or until their successors are elected and qualified;

    IV. The ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Bank for the fiscal year ending December 31, 1997;

    V. Approval of the Board of Directors to vote the proxy in favor of adjourning the Annual Meeting for up to 30 days, if necessary, in order to solicit further proxies if a majority of the votes eligible to be cast at the Annual Meeting does not submit proxies voting in favor of any of the Proposals; and

    VI. Such other business as may properly come before the meeting or any adjournments thereof.

  Note: The Board of Directors is not aware of any other business to come before the Annual Meeting.

  Pursuant to the Bylaws of the Bank, the Board of Directors has fixed February 28, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. Only record holders of common stock of the Bank as of the close of business on such record date will be entitled to vote at the Annual Meeting or any adjournments thereof.

                                          By Order of the Board of Directors

                                          /s/ L. Bruce Mills

                                          L. Bruce Mills
                                          Corporate Secretary

San Bernardino, California
March 28, 1997
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                    LIFE SAVINGS BANK, FEDERAL SAVINGS BANK

                        ANNUAL MEETING OF STOCKHOLDERS

PURPOSE OF THE ANNUAL MEETING

  This Proxy Statement, together with the Prospectus of Life Financial Corp. (sometimes referred to hereinafter as the "Company") attached hereto, constitutes the Proxy Statement for, and is being furnished to the stockholders of Life Savings Bank, Federal Savings Bank, a federally chartered savings bank ("Life Savings" or the "Bank"), in connection with the solicitation by the Board of Directors of the Bank of proxies to be used at the annual meeting of stockholders ("Annual Meeting") to be held on April 18, 1997 and at any adjournments thereof. The Proxy Statement and Prospectus are first being mailed to record holders on March 28, 1997.

  At the Annual Meeting, holders of shares of the Bank's common stock will be asked to vote upon a proposal to approve and authorize the Board of Directors of the Bank to effectuate an Amended Agreement and Plan of Organization dated as of January 16, 1997 ("Plan of Reorganization") and any amendments to such Plan of Reorganization that may be adopted by the Board of Directors of the Bank, as a result of which (i) the Bank will become a wholly owned subsidiary of the Company, a Delaware corporation and (ii) each of the outstanding shares of the Bank's common stock will be converted into three outstanding shares of the common stock of Life Financial Corp. ("Common Stock"). This transaction is hereinafter referred to as the "Reorganization." Voting in favor of or against the Plan of Reorganization includes a vote for or against the adoption of the Certificate of Incorporation and Bylaws of the Company, copies of which are attached hereto.

  The holders of common stock will also be asked to (i) ratify the adoption of the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan; (ii) elect three directors for a term of three years each; (iii) ratify the appointment of independent auditors for the year ending December 31, 1997; and (iv) vote upon a proposal to approve and authorize the Board of Directors to vote the proxy in favor of adjourning the Annual Meeting for up to 30 days, if necessary, in order to solicit further proxies if a majority of the votes eligible to be cast at the Annual Meeting does not submit proxies voting in favor of any of the proposals. The approximate date of mailing of this Prospectus and Proxy Statement is March 28, 1997.

SOLICITATION AND VOTING OF PROXIES

  Regardless of the number of shares of Bank common stock owned, it is important that record holders of a majority of the shares of common stock of the Bank be represented in person or by proxy at the Annual Meeting. Stockholders are requested to vote by completing the enclosed proxy card and returning it signed and dated in the enclosed postage-paid envelope. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. PROXIES SOLICITED BY THE BOARD OF DIRECTORS OF THE BANK WILL BE VOTED IN ACCORDANCE WITH THE DIRECTIONS GIVEN THEREIN. WHERE NO INSTRUCTIONS ARE INDICATED, SIGNED PROXY CARDS WILL BE VOTED FOR EACH OF THE PROPOSALS.

  Other than the matters set forth in the attached Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting and at any adjournments thereof.

  A proxy may be revoked at any time prior to its exercise by filing with the Secretary of the Bank a written notice of revocation, by delivering to the Bank a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the meeting.

  The cost of soliciting the proxies on behalf of management will be borne by the Bank. In addition to the solicitation of proxies by mail, proxies may be solicited by Directors, officers or regular employees of the Bank

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in person or by telephone without additional compensation therefor. The Bank will also retain Chase Mellon Shareholder Services to aid in the solicitation for an estimated cost of $3,500 plus out-of-pocket expenses. The Bank will also request persons, firms and corporations holding shares in their names, or in the names of their nominees, which are beneficially owned by others, to send proxy material to and obtain proxies from such beneficial owners and will reimburse such holders for their reasonable expenses in so doing.

VOTING SECURITIES

  The securities which may be voted at the Annual Meeting consist of shares of common stock of the Bank, with each share entitling its owner to one vote on all matters to be voted on at the Annual Meeting. The close of business on February 28, 1997 has been fixed by the Board of Directors as the record date ("Record Date") for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The total number of shares of the Bank's common stock outstanding on the record date was 1,070,572 shares.

  The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event there are not sufficient votes for a quorum or to approve any Proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

                                   PROPOSAL I

                         HOLDING COMPANY REORGANIZATION

PLAN OF REORGANIZATION

  The Board of Directors of the Bank has unanimously approved the Plan of Reorganization and recommends that stockholders vote "FOR" the Plan of Reorganization. The Plan of Reorganization would result in Life Savings becoming a wholly-owned subsidiary of the Company and each share of the Bank's common stock being exchanged for three shares of Life Financial Corp. Common Stock. A copy of the Plan of Reorganization, including the Certificate of Incorporation and Bylaws of Life Financial Corp. is attached hereto as Exhibit A and the following discussion is qualified in its entirety by reference to the Plan of Reorganization.

  Life Financial Corp. is a newly organized Delaware corporation formed as an indirect subsidiary of Life Savings solely to effect the Reorganization; therefore, Life Financial Corp. has no prior operating history. Pursuant to the Plan of Reorganization, Life Financial Corp. will become a non-diversified unitary savings and loan holding company pursuant to the Home Owners Loan Act of 1933, as amended (the "HOLA"). Life Financial Corp. intends to organize as its wholly-owned subsidiary, an interim federal savings bank, Interim Federal Savings Bank ("Interim"), in order to effect the Reorganization. If the Reorganization is approved by the stockholders of the Bank, and subject to satisfaction of all other conditions set forth in the Plan of Reorganization, including receipt of approval of the Office of Thrift Supervision ("OTS") of the Reorganization, Interim will be merged with and into the Bank, with the Bank as the surviving savings bank.

  Upon the Effective Date of the Reorganization, each share of the Bank's common stock outstanding immediately prior to the Reorganization will be converted, automatically, by operation of law, into three shares of Life Financial Corp.'s Common Stock with the result that stockholders of Life Savings will become stockholders of the Company and will no longer be stockholders of Life Savings. Shares of common stock of Interim outstanding prior to the merger will be converted in the merger on a one-for-one basis into shares of Life Savings common stock, with the result that all the outstanding Life Savings common stock will be owned by the Company.

  After the Reorganization, the Bank will continue its existing business and operations as a wholly-owned subsidiary of Life Financial Corp. and the consolidated capitalization, assets, liabilities, income and financial statements, and management of Life Financial Corp. immediately following the Reorganization will be

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substantially the same as those of the Bank immediately prior to consummation of the Reorganization. Deloitte & Touche LLP, the current independent public accountants of the Bank, will serve as Life Financial Corp.'s independent public accountants. The Federal Charter and the Bylaws of the Bank will continue in effect, and will not be affected in any manner by the Reorganization. The corporate existence of the Bank will continue unaffected and unimpaired by the Reorganization except that all of its outstanding stock will be owned by Life Financial Corp. The deposits in Life Savings will continue to be insured by the Savings Association Insurance Fund ("SAIF") and Life Savings will continue to be a member of the Federal Home Loan Bank of San Francisco, and will be regulated by the OTS. Life Financial Corp. will be required to register with the OTS and will be subject to OTS regulations, examinations, supervision and reporting requirements. In addition, the OTS has enforcement authority over the Company and its non-savings institution subsidiaries. Among other things, this authority permits the OTS to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. See "Regulation" in the Prospectus.

REASONS FOR REORGANIZATION AND RECOMMENDATION OF THE BOARD OF DIRECTORS

  The Board of Directors of the Bank believes that the Reorganization will provide greater operating flexibility than is currently enjoyed by the Bank, will facilitate the acquisition of related businesses as opportunities arise and its ability to engage in various corporate and investment activities and, by means of its ability to diversify through the Company's structure, will enhance its ability to remain competitive in the future with other companies in the financial services industry organized in the holding company structure. Although no specific plans have been made, after the Reorganization, Life Financial Corp. also may be in a position to take advantage of acquisition opportunities not otherwise available to the Bank.

  Concurrently with the Reorganization, the Company is offering 2,500,000 shares of its Common Stock to the public in a firm commitment underwritten public offering (or 2,875,000 shares, in the event that the underwriters exercise their overallotment option) (the "Public Offering"). The net proceeds from the Public Offering, which are expected to be $24.9 million at an assumed price of $11.00 per share (or $28.8 million, in the event that the underwriters exercise their overallotment option) will provide the initial capitalization for the Company and will facilitate the Company's future business activities as described above.

  The Board of Directors believes that the Reorganization is in the best interest of the Bank and its stockholders and unanimously recommends a vote FOR approval of the Plan of Reorganization. Approval of the Plan of Reorganization will constitute approval of Life Financial Corp.'s Certificate of Incorporation and By-Laws, which are attached hereto as Exhibit A. There are certain provisions in the Company's Certificate of Incorporation and Bylaws authorized under Delaware law that may have the additional effect of preventing or discouraging a hostile takeover and which may make the removal of management more difficult. There are also provisions in the Company's Certificate of Incorporation regarding limitations on personal liability and indemnification rights for directors and officers. In addition, the Delaware General Corporation Law contains provisions that protect Delaware corporations from abusive takeover practices. Accordingly, to the extent that management may be deemed to benefit from these provisions, management may be viewed as having a conflict of interest in recommending the approval of the Plan of Reorganization. The affirmative vote of the holders of a majority of the shares of the Bank's common stock outstanding is required to obtain approval for the Reorganization.

  THE BOARD OF DIRECTORS OF LIFE SAVINGS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PLAN OF REORGANIZATION.

DESCRIPTION OF REORGANIZATION

  The Reorganization will be accomplished through the following steps: (1) Life Financial Corp. has been incorporated under the laws of the State of Delaware and has become a wholly-owned subsidiary of the Bank; (2) Life Financial Corp. will organize Interim as a wholly-owned subsidiary; (3) Interim will be merged with and into Life Savings, which will be the surviving institution; (4) at the effective time of the merger, each

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outstanding share of the Bank's common stock will be converted automatically, by operation of law, into three shares of Life Financial Corp.'s Common Stock, with the result that the stockholders of the Bank will become the stockholders of Life Financial Corp.; and (5) the one outstanding share of common stock of Interim, owned by Life Financial Corp., will be converted into one share of the Bank's common stock, with the result that all the outstanding common stock of the Bank will be owned by Life Financial Corp.

CONDITIONS TO REORGANIZATION

  The Plan of Reorganization sets forth several conditions which must be satisfied before the Reorganization will be consummated, including the following conditions which have not yet been satisfied: (i) approval of the Reorganization by the affirmative vote of the holders of a majority of outstanding shares of the Bank's common stock eligible to be cast at the Special Meeting; (ii) approval of the Reorganization by the OTS; and (iii) the receipt of all approvals, reviews, and consents from any other governmental agencies or other third parties which may be required for the lawful consummation of the Reorganization (although no such governmental or third-party approvals are currently anticipated to be required). There cannot be any assurance that the regulatory approvals referred to above will be obtained. It is anticipated that all such approvals will be obtained after the vote by the Bank's common stockholders on the Plan of Reorganization.

  If conditions are imposed by the OTS on its approval of the Reorganization which would have a material impact on operations of Life Financial Corp. and the Bank, a resolicitation of stockholders may be required. The imposition or nature of such material conditions cannot be anticipated by the Bank. Stockholder approval of the Plan of Reorganization, if obtained, will remain valid until the Reorganization is approved, or disapproved, by the OTS, or until a resolicitation of stockholders is conducted because of the imposition of any unanticipated, material conditions by the OTS. If stockholder or regulatory approval is not obtained, the Reorganization will not be consummated.

EFFECTIVE DATE

  The "Effective Date" of the Reorganization will be the date upon which all conditions of the Reorganization are satisfied and the Articles of Combination pertaining to the Reorganization are filed with, and endorsed by, the OTS, or such date thereafter as is acceptable to the OTS, Life Savings and the Company.

TREATMENT OF STOCK CERTIFICATES

  After the Effective Date, each certificate previously representing shares of the Bank's common stock will automatically represent three shares of the Company's Common Stock. After the Effective Date, stockholders will be entitled, but not required, to exchange their stock certificates for new certificates evidencing three shares of the Company's stock. Chase Mellon Shareholder Services is the transfer agent and registrar for the Bank's common stock and will act in the same capacity for the Common Stock of the Company.

DISSENTERS' RIGHTS

  If the Reorganization is consummated, pursuant to regulations of the OTS, any stockholder of record of Bank common stock who (i) objects to the Reorganization, (ii) does not vote any of such holder's shares in favor of the Reorganization, and (iii) fully complies with all of the provisions of 12 C.F.R. Section 552.14 will be entitled to demand and receive payment in an amount equal to the fair or appraised value of such holder's shares of Bank common stock. For the purpose of determining the amount to be received in connection with the exercise of dissenters' rights pursuant to regulations of the OTS, the fair value of a dissenting stockholder's Bank common stock equals the fair market value of the shares as of the Effective Time.

  Any Bank stockholder desiring to receive payment of the fair value of such holder's Bank common stock in accordance with the requirements of 12 C.F.R.
Section 552.14 must (i) deliver to the Bank, prior to voting on the Reorganization, a writing identifying such holder and stating such holder's intention to demand appraisal of and payment for such holder's shares of Bank common stock and (ii) not vote in favor of the Reorganization.

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Any written notice of intent to demand appraisal of and payment for shares of
Bank common stock should be sent to: Daniel L. Perl, President and Chief Executive Officer, Life Savings Bank, Federal Savings Bank, 4110 Tigris Way, Riverside, California 92503 prior to April 18, 1997, the date of the Annual Meeting. A vote against the Reorganization will not satisfy the requirements for the separate written notice of intent to demand appraisal of and payment for shares of Bank common stock referred to in condition (i) above. Rather, such demand must be made prior and in addition to and separate from any proxy or vote against the Reorganization by the dissenting stockholder.

  Within ten days of the Effective Time, the Bank must (i) give written notice of the Effective Time by mail to any stockholder who complied with the provisions above and did not vote in favor of the Reorganization and (ii) make a written offer to each such stockholder to pay for such holder's shares at a price estimated to be the fair value of the shares. Such notice and offer must be accompanied by the Bank's balance sheet and statement of income for a fiscal year ending not more than 16 months before the date of notice and offer, together with the latest available interim financial statements and a statement of the procedures that must be followed if the stockholder elects under 12 C.F.R. Section 552.14(c)(5) and (6) to demand appraisal and payment of a different amount than that offered by the Bank.

  If within 60 days of the Effective Time the stockholder accepts the Bank's offer of the fair value for such holder's shares, or the fair value is otherwise agreed upon between the Bank and the dissenting stockholder, the Bank must make payment for the dissenting stockholder's shares within 90 days of the Effective Time. At any time within 60 days of the Effective Time, a dissenting stockholder may withdraw a demand for appraisal and accept the terms of the Reorganization, and such shares of Bank common stock will become shares of Company Common Stock in accordance with the terms of the Plan of Reorganization.

  If the dissenting stockholder and the Bank do not agree as to the fair value of the dissenting stockholder's shares within 60 days of the Effective Time, the dissenting stockholder must file a petition with the OTS, with a copy by registered or certified mail to the Bank, demanding a determination of the fair market value of the shares. Each stockholder demanding appraisal of and payment for such holder's shares of Bank common stock in compliance with 12 C.F.R.
Section 552.14 must deliver such holder's shares of Bank common stock to the Transfer Agent for notation thereon that an appraisal proceeding is pending. If a dissenting stockholder fails to file a petition with the OTS demanding a determination of fair value within 60 days of the Effective Time or fails to deliver such holder's shares of Bank common stock to the Transfer Agent, such dissenting stockholder will be deemed to have accepted the terms of the Plan of Reorganization, and such stockholder's shares of Bank common stock will become shares of the Company Common Stock in accordance with the terms of the Plan of Reorganization.

  The director of the OTS (the "Director") may appoint either appropriate OTS staff or one or more independent persons to appraise the shares of a dissenting stockholder who has complied fully with 12 C.F.R. Section 552.14. Appraisals prepared by independent persons will be subject to review by OTS staff. If the Director concurs in the final valuation of the shares, the Director will instruct the Bank to pay the appraised fair market value, together with accrued interest, upon the surrender of the dissenting stockholder's Bank common stock. The Director, at his or her discretion, may apportion or assess the cost of the appraisal proceeding against some or all of the parties to the proceeding.

  The foregoing does not purport to be a complete statement of the provisions of the OTS regulations relating to dissenter and appraisal rights and is qualified in its entirety by reference to the dissenter and appraisal rights provisions of 12 C.F.R. Section 552.14, which section is reproduced in Exhibit B to this Proxy Statement and which hereby is incorporated by reference herein.

AMENDMENT OR TERMINATION

  The Boards of Directors of the Bank and Life Financial Corp. and the organizers of Interim may amend or terminate the Plan of Reorganization if they determine for any reason that such amendment or termination would

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

be advisable. Such amendment may occur at any time prior to the completion of the Reorganization, whether before or after stockholder approval of the Plan of Reorganization, except that, after stockholder approval, the Plan of Reorganization may not be amended in any respect deemed to be material by any of such Boards of Directors or organizers. Such termination may occur at any time prior to the completion of the Reorganization.

COMPARISON OF STOCKHOLDER RIGHTS AND CERTAIN ANTITAKEOVER CONSIDERATIONS

  As a result of the Reorganization, holders of the common stock of the Bank, whose rights are presently governed by federal law and the Charter and Bylaws of the Bank, will become stockholders of Life Financial Corp., a Delaware corporation. Accordingly, their rights will be governed by the Delaware General Corporation Law and the Certificate of Incorporation and Bylaws of Life Financial Corp. rather than the charter and bylaws of Life Savings. There are differences between the provisions of the Certificate of Incorporation and Bylaws of Life Financial Corp. and those of the current Charter and Bylaws of the Bank. See "Regulation" and "Restrictions on Acquisition of the Company" in the Prospectus. Those differences should be noted by stockholders in connection with their consideration of the proposed Reorganization. The Certificate of Incorporation and Bylaws of Life Financial Corp. are attached hereto as Exhibit A, are incorporated herein by reference, and should be read carefully.

  Currently, stockholders of Life Savings have all of the voting rights in Life Savings. Upon completion of the Reorganization, exclusive voting rights will be vested in the Company as the sole holder of the outstanding capital stock of Life Savings. Voting rights of the Company will be vested in the holders of the Company Common Stock. Current stockholders of Life Savings will no longer have any voting rights directly in Life Savings. As stockholders of the Company upon the conversion of their shares of common stock of Life Savings into shares of Company Common Stock or through the purchase of Common Stock in the Company, they will have only indirect voting rights in Life Savings. Not only will such voting rights be indirect but, unless current stockholders of Life Savings purchase a sufficient amount of Common Stock in the Company's Offering, such voting rights will be diluted.

  Capital Stock. Life Savings is authorized to issue 10,000,000 shares of common stock of which 1,070,572 shares are currently outstanding, and no shares of preferred stock. The Company is authorized to issue 25,000,000 shares of Common Stock and 5,000,000 shares of preferred stock. Upon the issuance of the Company's Common Stock in the Reorganization, the Company will have 3,211,716 shares of common stock outstanding and upon the issuance of additional Common Stock in the Offering will have a total of 5,711,716 shares of common stock outstanding assuming 2,500,000 shares of Company Common Stock are issued in the Offering (or 6,086,716 shares in the event that the underwriters exercise their overallotment option). The Company will initially have no preferred stock outstanding. See "Description of Capital Stock of the Company" in the Prospectus.

  Payment of Dividends. Subject to applicable law, the Bylaws of the Bank and those of Life Financial Corp. each provide for the payment of dividends. The ability of the Bank to pay dividends on the Bank common stock is restricted by OTS regulations and by tax considerations relating to depository institutions. See "Dividend Policy" and "Description of Capital Stock of the Bank" in the Prospectus. Unlike the Bank, the Company is not subject to OTS regulatory restrictions on the payment of dividends to its stockholders. The Company is subject, however, to the requirements of Delaware law, which generally limit dividends to an amount equal to the excess of the net assets of the Company (the amount by which total assets exceed total liabilities) over its statutory capital, or if there is no such excess, to its net profits for the current and/or immediately preceding fiscal year. For a discussion of certain circumstances under which the Company may become subject to certain provisions of the California Corporation Code, see "Restrictions on Acquisition of the Company" in the Prospectus. Since the Company initially will have no significant source of income other than dividends from the Bank and earnings from the net proceeds retained by the Company, the payment of dividends by the Company may be dependent, in part, upon dividends from the Bank, which is subject to various tax and regulatory restrictions on the payment of dividends. Life Savings will be able to pay dividends to the Company only in compliance with the restrictions described above. In addition, the Company would be required to give advance

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

notice to the OTS prior to any dividend by Life Savings, and the OTS could object to any such dividend. See "Dividend Policy," "Description of Capital Stock of the Company" and "Regulation" in the Prospectus.

  Board of Directors. The Boards of Directors of Life Savings and Life Financial Corp. are divided into three classes, each of which shall contain approximately one-third of the whole number of members of the Board. Each class serves staggered terms of three years, with approximately one-third of the total number of Directors being elected each year.

  The Certificate of Incorporation of the Company provides that a director may be removed from the Board of Directors prior to the expiration of his term only for cause, upon the vote of 80% of the outstanding shares of voting stock. In the absence of these provisions, the vote of the holders of a majority of the shares could remove the entire Board, with or without cause. In contrast, under the Life Savings Bylaws, stockholders may remove directors for cause upon the vote of a majority of the shares then entitled to vote at an election of directors. If less than the entire board is to be removed, no one of the directors may be removed if the votes cast against the removal would be sufficient to elect a director if then cumulatively voted at an election of the class of directors of which such director is a part.

  Cumulative Voting. The Bank's Charter provides that at each election for directors, every stockholder entitled to vote shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected and for whose election he has a right to vote or to cumulate his votes.

  Life Financial Corp.'s Certificate of Incorporation does not provide for cumulative voting for any purpose. Cumulative voting entitles a stockholder to cast a total number of votes equal to the number of directors to be elected multiplied by the number of his or her shares and to distribute that number of votes among any number of the nominees. The absence of cumulative voting for directors limits the ability of minority stockholder to elect directors. Because the holder of less than a majority of the Company Common Stock cannot be assured of representation on the Board of Directors, the absence of cumulative voting may discourage accumulation of Life Financial Corp. Common Stock or proxy contests that could result in changes in Life Financial Corp.'s management. Cumulative voting was not provided for in Life Financial Corp.'s Certificate of Incorporation because management believes that each director should represent and act in the interest of all stockholders and not any special group of stockholders. The Board of Directors also believes that the absence of cumulative voting will help to assure continuity and stability of management and policies by making it more difficult for the holders of less than a majority of Life Financial Corp. Common Stock to elect their designees to the Board of Directors.

  Special Meetings of Stockholders and Action by Written Consent. Under the Bank's Bylaws, special meetings of the stockholders may be called at any time by the Chairman of the Board, the President, or a majority of the Board of Directors and shall be called by the Chairman of the Board, the President, or the Secretary upon the written request of the holders of not less than one-tenth of all the outstanding capital stock of the Bank entitled to vote at the meeting. The Bank's Bylaws also provide that any action required to be taken at a meeting of stockholders may be taken without a meeting if consent in writing, setting forth the action so taken, is given by all the stockholders entitled to vote with respect to the subject matter of such action. Life Financial Corp.'s Certificate of Incorporation provides that a special meeting of stockholders may only be called by the Company's Board of Directors. The Certificate of Incorporation also provides that any action required or permitted to be taken by the stockholders of the Company may be taken only at an annual or special meeting and prohibits stockholder action by written consent in lieu of a meeting. See "Restrictions on Acquisition of Control of the Company" in the Prospectus.

  Limitation on Voting Rights. The Certificate of Incorporation of the Company contains limitations on the ability of a record owner of any outstanding Common Stock beneficially owned directly or indirectly by a person in excess of 10% of the then outstanding shares of Common Stock (the "Limit") to vote the shares held in excess of the Limit. See "Restrictions on Acquisition of the Company-- Restrictions in the Company's Certificate of Incorporation" in the Prospectus.

  New Business. Under the Bank's Bylaws, any new business to be taken up at the annual meeting shall be stated in writing and filed with the Secretary of the Bank at least five days before the date of the annual meeting, and all business so stated, proposed and filed shall be considered at the annual meeting, but no other proposal shall be acted upon at the annual meeting. The Bylaws of Life Financial Corp. require a stockholder who intends to raise new business at a stockholder meeting to give at least 90 days advance notice to the Secretary of Life Financial Corp.; provided, however, that in the event that less than 100 days notice or prior disclosure of the meeting is given by Life Financial Corp., notice of new business to be proposed by a stockholder to be timely must be received by the Secretary within ten days of the date of such notice or disclosure of the date of the meeting by Life Financial Corp.

  Nomination of Directors. The Bank's Bylaws provide that stockholder nominations for directors must be stated in writing and delivered to the Secretary of the Bank at least five days before the annual meeting of stockholders in order to be voted on at the meeting. The Bylaws also provide that the Board of Directors shall act as the nominating committee. Life Financial Corp.'s Bylaws provide that nominations for the election of directors may be made by a majority of the Board of Directors or by stockholders. Stockholders intending to nominate candidates for election as directors must deliver written notice to Life Financial Corp. not less than 90 days prior to the date of the scheduled annual meeting; provided, however, that in the event that less than 100 days notice or prior disclosure of the meeting is given by Life Financial Corp., notice of a nomination proposed by a stockholder to be timely must be received by the Secretary within ten days of the date of such notice or disclosure of the meeting by Life Financial Corp. The Bylaws further provide that the stockholder's notice shall set forth certain information concerning each nominee. In addition, the stockholder giving the notice is required to state the name and address of such stockholder and the identity of other stockholders known by such stockholder to be supporting such nominees and the extent of such persons' beneficial ownership of Life Financial Corp.'s stock. A majority of the Board of Directors may reject a nomination by a stockholder not timely made in accordance with the requirements of the Bylaws.

  Limitations on Director Liability. In accordance with the Delaware General Corporation Law, the Certificate of Incorporation of Life Financial Corp. provides that a director of Life Financial Corp. will not have any personal liability to Life Financial Corp. or its stockholders for monetary damages for breaches of fiduciary duty as a director for actions taken in good faith performance of their duties as directors. This provision does not limit personal liability of Life Financial Corp.'s Directors for monetary damages for breaches of their duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law, unlawful purchases or redemptions of stock, payments of unlawful dividends or the receipt or payment of improper personal benefits. This provision applies to actions taken by a director only in that capacity; it does not apply to actions taken in any other capacity, including that of an officer. In addition, this provision does not limit the liability of directors arising in causes of action brought under the federal securities laws. The Certificate of Incorporation also provides that any repeal or modification of this provision by stockholders of Life Financial Corp. will not adversely affect any right or protection of a director of Life Financial Corp. existing at the time of the repeal or modification and that if the Delaware General Corporation Law is amended after approval of the Certificate of Incorporation to further limit the personal liability of directors, the liability of a director of Life Financial Corp. will be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as amended.

  While the Certificate of Incorporation provides directors with protection from awards of monetary damages for breaches of their duty of care, it does not eliminate their duty of care. Equitable remedies, such as an injunction or recision, continue to exist to enforce this duty of care. Moreover, the limitation on liability does not preclude or limit recovery of damages by third parties. The Certificate of Incorporation also allows a recovery of damages for the unlawful payment of dividends and in certain other circumstances. This provision of the Certificate of Incorporation is designed to ensure that the ability of Life Financial Corp.'s Directors to exercise their business judgment in managing Life Financial Corp.'s affairs, subject to their continuing fiduciary duties of loyalty to Life Financial Corp. and its stockholders, is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation.

  The nature of the tasks and responsibilities undertaken by directors of publicly-held corporations such as Life Financial Corp. often require such persons to make difficult judgments of great importance which can expose such persons to personal liability, but from which they will acquire no personal benefit. In recent years, litigation against publicly-held corporations and their directors and officers, challenging good faith business judgments and involving no allegations of personal wrongdoing, has become common. Such litigation regularly involves damage claims in huge amounts which bear no relationship to the amount of compensation received by the directors or officers, particularly in the case of directors who are not officers of the corporation. The expense of such litigation, well-founded or not, can be enormous. Individual directors and officers can seldom bear either the legal defense costs involved or the risk of a large judgment.

  In order to attract and retain competent and conscientious directors and officers in the face of these potentially serious risks, corporations have historically provided for corporate indemnification in their bylaws and have obtained liability insurance protecting the company and its directors and officers against the costs of litigation and related expenses. Recent changes in the market for directors' liability insurance, including difficulty in obtaining adequate policies which are not prohibitively expensive, may result in individuals being unwilling, in many instances, to serve as directors without at least a partial substitute for the protection which such insurance has historically provided. This concern is particularly a factor with respect to outside directors (directors who are not employees of a corporation), who are especially valuable in providing unbiased advice to a corporation. The provisions of the Certificate of Incorporation relating to director liability and the Delaware law authorizing such provisions are intended to reduce, in appropriate cases, the risk incident to serving as a director. The Bank is not presently aware of any pending or threatened litigation which, if instituted against Life Financial Corp., would be affected by this provision. Life Savings' Charter does not provide for limitations of liability for Life Savings' directors nor are such limitations provided under OTS regulations.

  Indemnification of Officers and Directors. Under the Delaware General Corporation Law, directors and officers, as well as other employees and individuals, may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation--a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) incurred in connection with defense or settlement of such an action. Delaware law permits a corporation to advance expenses to directors or officers upon the corporation's receipt of an undertaking by such person to repay the advance in the event of a specific determination that such person was not entitled to indemnification.

  Delaware law requires court approval before there may be any indemnification where the person seeking indemnification has been found liable to the corporation in a derivative action by reason of the fact that he is or was a director, officer, employee or agent of the corporation. Delaware law, however, provides that the termination of any proceeding (other than an action by or in the right of the corporation) by judgment, order, settlement, conviction or upon a plea of nolo contendere does not create a presumption adverse to the director, officer or other person.

  The Bank's Board of Directors believes that it is in the best interests of its stockholders to provide mandatory indemnification for Life Financial Corp.'s directors and officers to the fullest extent permitted by Delaware law. Accordingly, the Certificate of Incorporation provides that each person who is involved in any litigation or other proceeding because he or she is or was a director or officer of Life Financial Corp. or, among other things, of another related entity shall be indemnified by Life Financial Corp. to the fullest extent authorized by Delaware law (but, in the case of any future amendment to Delaware law, the right to indemnification shall be adjusted only to the extent that such amendment permits Life Financial Corp. to provide broader indemnification rights than prior to such amendment), against all expense, liability or loss reasonably incurred by such person in connection therewith. The Certificate of Incorporation also provides that indemnification to directors or officers is a contract right and such right includes the right to be paid the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if Delaware law requires, the advancement of such expenses will be made only after the person delivers an undertaking to Life Financial Corp. to repay any amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The purpose of providing that the right of indemnification is a contract right is to provide an indemnified party with an enforceable claim that may not be unilaterally affected by actions taken by Life Financial Corp. (e.g., there would be a claim under contract law to indemnification as to conduct which occurred while this provision of the Certificate of Incorporation was in effect, regardless of subsequent changes thereto). If Life Financial Corp. does not pay a proper claim for indemnification in full within 30 days after a written claim for such indemnification is received by Life Financial Corp., the Certificate of Incorporation authorizes the claimant to bring a suit against Life Financial Corp. and prescribes what does and does not constitute a defense to such action. Such right to indemnification and advancement of expenses also may be conferred upon any employee or agent of Life Financial Corp. if, and to the extent, authorized by Life Financial Corp.'s Bylaws or its Board of Directors. Life Financial Corp.'s Bylaws provide that indemnification may be available to employees and agents.

  In any action by a person seeking indemnification, it is a defense that such person has not met any applicable standard for indemnification as set forth in Delaware General Corporation Law. However, neither the failure of Life Financial Corp. to have made a determination that the applicable standard has been satisfied, or an actual determination by Life Financial Corp. that such person has not satisfied the applicable standard, shall create a presumption that such standard was not satisfied, or be a defense to such action. The burden of proving that the applicable standard of conduct has not been satisfied, and that such person is not entitled to indemnification, shall be on Life Financial Corp.

  The Certificate of Incorporation further states that the right to indemnification and the advancement of expenses conferred by the Certificate of Incorporation is not exclusive of any other right which any person may have or hereinafter acquire under any statute, provision of the Certificate of Incorporation or Bylaws of Life Financial Corp., vote of stockholders or disinterested directors, or otherwise. In addition, the Certificate of Incorporation authorizes Life Financial Corp. to maintain insurance, at its expense, to protect itself and certain individuals, including officers and directors of Life Financial Corp., against any expense, liability, or loss, whether or not Life Financial Corp. would have the power to indemnify the person under Delaware law.

  Although the indemnification provisions contained in the Certificate of Incorporation are not specifically intended to provide indemnification of officers and directors for violations of the Securities Act, it is conceivable that such a claim for indemnification could be asserted thereunder. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Life Financial Corp. pursuant to the foregoing provisions, Life Financial Corp. has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

  These provisions have been included in Life Financial Corp.'s Certificate of Incorporation in recognition of the need to protect directors and officers of Life Financial Corp. so as to attract and retain the best personnel available. In light of the complexities and pressures placed on directors of publicly held corporations, and especially companies involved in the complex and fast-changing financial services industry, the Board of Directors believes that the time, efforts and talent of officers and directors of Life Financial Corp. and its subsidiaries should be directed toward managing Life Financial Corp.'s business, rather than being forced to act defensively out of concern over costly personal litigation. By including these indemnification provisions in Life Financial Corp.'s Certificate of Incorporation, directors and officers of Life Financial Corp. will have the assurance that they will be indemnified for actions taken in good faith and in a manner believed to be in the best interest of the stockholders.

  The Bank's Charter and Bylaws do not address indemnification of its officers and directors. The OTS regulations do provide indemnification for officers and directors of savings banks. These provisions are more limited, however, than the related provisions of Life Financial Corp.'s Certificate of Incorporation and Bylaws.

                 DIVIDEND INFORMATION AND PRICE OF COMMON STOCK

  There is no established market for the common stock of the Bank. As of February 28, 1997, the Bank's common stock was held by approximately 407 holders of record. The Bank has not paid cash dividends on its common stock. The Board of Directors declared a 100% stock dividend to stockholders of record as of February 28, 1996, payable as of March 31, 1996.

                                  PROPOSAL II

  RATIFICATION OF THE LIFE SAVINGS BANK, FEDERAL SAVINGS BANK1996 STOCK OPTION
                                      PLAN

  The Board of Directors of the Bank adopted the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan (the "Bank Option Plan"), a stock-based benefit plan which provides for the granting of stock options to eligible officers, employees and directors of the Bank, on November 21, 1996 (a copy of which is attached hereto as Exhibit C). The Board of Directors of the Bank has reserved 107,200 (321,600 post-Reorganization) shares for issuance under the Bank Option Plan.

  The stock option benefits provided under the Bank Option Plan are designed to attract and retain qualified directors and personnel in key positions, provide directors, officers and key employees with a proprietary interest in the Company, and as an incentive to contribute to the success of the Bank and the Company and reward key employees for outstanding performance. The Bank Option Plan provides for the grant of: (i) options to purchase the Company's Common Stock intended to qualify as incentive stock options under Section 422 of the Code ("Incentive Stock Options"); (ii) options that do not so qualify ("Non-Statutory Stock Options"); and (iii) Limited Rights. Limited Rights are exercisable only upon a change in control of the Bank or the Company. Upon exercise of "Limited Rights" in the event of a change in control, the employee will be entitled to receive a lump sum cash payment equal to the difference between the exercise price of the related option and the fair market value of the shares of common stock subject to the option on the date of exercise of the right in lieu of purchasing the stock underlying the option. Except for options granted to directors, all options granted contemporaneously with adoption of the Bank Option Plan are intended to be Incentive Stock Options to the extent permitted under Section 422 of the Code. The Bank Option Plan will be in effect for a period of ten years from the adoption by the Board of Directors; provided, however, that in the event that the Bank's stockholders do not ratify the Bank Option Plan at the Annual Meeting, all options granted pursuant to the Bank Option Plan shall be Non-Statutory Stock Options.

  Under the Bank Option Plan, the Personnel/Compensation Committee determines which officers and employees will be granted options and Limited Rights, whether such options are to be incentive or non-statutory stock options, the number of shares subject to each option, the exercise price of each stock option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. The per share exercise price of a stock option is required to be at least equal to the fair market value of a share of Common Stock on the date the option is granted under the Bank Option Plan. In November 1996, the Committee granted options to purchase 64,320 (192,960 post-Reorganization) and 4,180 (12,540 post-Reorganization) shares respectively to Messrs. Perl and Passerino and granted options to purchase an aggregate of 8,360 (25,080 post-Reorganization) shares to two other executive officers as a group at an exercise price of $3.33, on a pro forma basis as of December 31, 1996. An additional 25,000, 15,000 and 30,000 options have been granted to Messrs. Perl and Passerino and two other executive officers, as a group, respectively, at the Offering Price effective as of the Reorganization pursuant to an option plan adopted by the Board of Directors of the Company (the "Company Option Plan"). For additional information regarding grants under the Company Option Plan see "The Board of Directors and Management of the Bank--Stock Option Plans" in the Prospectus.

  An optionee will not be deemed to have received taxable income upon grant or exercise of any Incentive Stock Option, provided that such shares received through the exercise of such option are not disposed of by the employee for at least one year after the date the stock is received in connection with the option exercise and two years after the date of grant of the option. No compensation deduction would be able to be taken by the Bank as a result of the grant or exercise of Incentive Stock Options, provided such shares are not disposed of before the expiration of the period described above (a "disqualifying disposition"). In the case of a Non-Statutory Stock Option and in the case of a disqualifying disposition of an Incentive Stock Option, an optionee will be deemed to receive ordinary income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock purchased by exercising the option on the date of exercise. The amount of any ordinary income deemed to be received by an optionee upon the exercise of a Non-Statutory Stock Option or due to a disqualifying disposition of an Incentive Stock Option would be a deductible expense for tax purposes for the Company. In the case of Limited Rights, upon exercise, the option holder would have to include the amount paid to him or her upon exercise in his gross income for federal income tax purposes in the year in which the payment is made and the Bank would be entitled to a deduction for federal income tax purposes of the amount paid.

  Stock options will become vested and exercisable in the manner specified by the Committee. The options granted by the Committee in connection with the adoption of the Bank Option Plan will vest at a rate of 33.3% per year, beginning on the third anniversary date of the grant, November 21, 1999. Incentive Stock Options granted in connection with the Bank Option Plan could be exercisable for three months following the date on which the employee ceases to perform services for the Bank or the Company, except that in the event of death, disability, retirement or termination of an employee's service following change in control of the Bank or the Company, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Bank or the Company. However, any Incentive Stock Options exercised more than three months following the date the employee ceases to perform services as an employee would be treated as a Non-Statutory Stock Option as described above. In the event of retirement, if the optionee continues to perform services as a director on behalf of the Bank, the Company or an affiliate, unvested options would continue to vest in accordance with their original vesting schedule until the optionee ceases to serve as a director. Non-Statutory Stock Options granted in connection with the Bank Option Plan could be exercisable for one year following the date on which the employee ceases to perform services for the Bank or the Company, except that in the case of death, disability, retirement or termination of the optionee's service following a change in control, options accelerate and become fully vested and could be exercisable for up to one year thereafter or such longer period as determined by the Bank or the Company.

  All Options granted by the Committee to outside directors under the Bank Option Plan would be Non-Statutory Stock Options and will vest and become exercisable commencing three years after the date of adoption of the Bank Option Plan at the rate of 33.3% per year, and would expire upon the earlier of ten years following the date of grant or one year following the date the optionee ceases to be a director or consulting director. The Committee has granted options to purchase 3,060 (9,180 post-Reorganization) shares to each of the outside directors of the Bank at an exercise price of $3.33, on a pro forma basis as of December 31, 1996. In the event of the death or disability of a participant or termination of a participant's service following a change in control of the Company or the Bank, all previously granted options would immediately vest and become fully exercisable.

  A change in control is defined in the Bank Option Plan generally to occur when a person or group of persons acting in concert acquires beneficial ownership of 20% or more of any class of equity security of the Company or the Bank or in the event of a tender or exchange offer, merger or other form of business combination, sale of all or substantially all of the assets of the Company or the Bank or contested election of directors which resulted in the replacement of a majority of the Board of Directors by persons not nominated by the directors in office prior to the contested election.

  Upon completion of the Reorganization and the Public Offering, the Bank Option Plan will, by operation of law and pursuant to the Bank Option Plan, become an option plan of the Company. Stock options with respect to shares of the Bank's common stock granted under the Bank Option Plan and outstanding prior to completion of the Reorganization will automatically become options to purchase three shares of the Company's Common Stock upon identical terms and conditions. The Company will assume all of the Bank's obligations with respect to the Bank Option Plan. For information on the Company Option Plan adopted by the Company's Board of Directors, see "The Board of Directors and Management of the Bank--Stock Option Plans" in the Prospectus.

  UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD, IF EXECUTED AND RETURNED, WILL BE VOTED "FOR" THE RATIFICATION OF THE LIFE SAVINGS BANK, FEDERAL SAVINGS BANK 1996 STOCK OPTION PLAN.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE LIFE SAVINGS BANK, FEDERAL SAVINGS BANK 1996 STOCK OPTION PLAN.

                                  PROPOSAL III

                             ELECTION OF DIRECTORS

  Pursuant to its bylaws, the number of directors of the Bank is set at seven. Three directors will be elected at the Annual Meeting, all of whom will be elected for a three-year term expiring at the annual meeting of the Bank in the year 2000 or until their successors are elected and qualified. The three nominees nominated for election for three-year terms are Messrs. Caldwell, Johnson and Perl.

  UNLESS DIRECTIONS ARE GIVEN TO THE CONTRARY, IT IS INTENDED THAT THE PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED "FOR" THE ELECTION OF SAID NOMINEES. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, all nominees have agreed to serve and the Board of Directors knows of no reasons why any nominee might be unable or unwilling to serve. No person nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and the Bank.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH NOMINEE.

INFORMATION WITH RESPECT TO THE NOMINEES AND CONTINUING DIRECTORS

                            DIRECTOR EXPIRATION
           NAME              SINCE    OF TERM
           ----             -------- ----------
      BOARD NOMINEES
      Richard C. Caldwell     1983      2000
      Milton E. Johnson       1983      2000
      Daniel L. Perl          1996      2000
      CONTINUING DIRECTORS
      John D. Goddard         1988      1999
      Edgar C. Keller         1983      1999
      Ronald G. Skipper       1983      1998
      Louis E. Yeager         1983      1998

  Information concerning the nominees, continuing directors and executive officers, their ages, principal occupation or employment for the past five years and position with the Bank, and the amount of common stock of the Bank and the percent thereof beneficially owned by each and all directors and executive officers as a group is set forth under "The Board Of Directors And Management Of The Bank" in the Prospectus.

  In addition, information concerning the Committees and meetings of the Board of Directors of the Bank and compensation of the directors and executive officers of the Bank is set forth under "The Board of Directors and Management of the Bank" in the Prospectus.

  At each election of directors, every stockholder entitled to vote has the right to vote, in person or by proxy, the number of shares held of record by him for as many persons as there are directors to be elected to a particular class, or to cumulate his votes by giving one candidate as many votes as the number of such directors to be elected multiplied by the number of shares held by such stockholder, or by distributing such votes on the same principal among any number of candidates. A stockholder may also withhold authority from the Board of Directors to vote as proxy for the election of any or all of the nominees for director. Directors will be elected by a plurality of shares voted for the directors, without regard to either (i) proxies as to which authority to vote for one or more of the nominees being proposed is withheld; or (ii) broker non-votes, if applicable. Directors will be elected by a plurality of shares voted for directors.

                                  PROPOSAL IV

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Bank's independent auditors for the year ended December 31, 1996 were Deloitte & Touche LLP. The Board of Directors has reappointed Deloitte & Touche LLP to continue as independent auditors for the Bank for the year ending December 31, 1997, subject to ratification of such appointment by stockholders. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting to respond to stockholders' questions and will have the opportunity to make a statement if he or she so desires.

  Prior to the year ended December 31, 1996, the Bank's financial statements were audited by Grant Thornton, LLP and prior to the year ended December 31, 1995, the Bank's financial statements were audited by Price Waterhouse LLP. Information concerning the changes in accountants is set forth under "Changes in Accountants" in the Prospectus.

  The ratification of independent accountants shall be determined by a majority of the votes cast as to the matter.

  UNLESS MARKED TO THE CONTRARY, THE SHARES REPRESENTED BY THE ENCLOSED PROXY CARD WILL BE VOTED "FOR" RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE BANK.

  THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE INDEPENDENT AUDITORS OF THE BANK.

                                   PROPOSAL V

          APPROVAL TO ADJOURN THE MEETINGTO SOLICIT ADDITIONAL PROXIES

  In the event there are an insufficient number of shares present in person or by proxy at the Annual Meeting to approve Proposals I, II, III or IV, the Board of Directors may adjourn the Annual Meeting to a later date. The place and date to which the Annual Meeting would be adjourned would be announced at the Annual Meeting, but would in no event be more than 30 days after the date of the Annual Meeting.

  While such an adjournment would not invalidate any proxies previously filed, including those filed by stockholders voting against the subject proposals, it would give the Bank the opportunity to solicit additional proxies in favor of Proposals I, II, III and IV and would be advantageous to those in favor of such proposals and disadvantageous to those opposing them.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE ADJOURNMENT UNDER THE CIRCUMSTANCES DESCRIBED HEREIN. Approval of the adjournment requires the affirmative vote of the holders of a majority of the shares of Bank common stock present in person or by proxy at the Annual Meeting.

                                 OTHER MATTERS

  Management of Life Savings knows of no other business to be presented at the Annual Meeting. If other matters are presented at the Annual Meeting, or any adjournments thereof, which are proper subjects for action by stockholders, it is the intention of those named in the accompanying proxy to vote such proxy in accordance with their best judgment on such matters.

                                          By Order of the Board of Directors

                                        LOGO
                                          L. Bruce Mills
                                          Corporate Secretary

San Bernardino, California
March 28, 1997

                             AVAILABLE INFORMATION

  The Proxy Statement and the Prospectus constitute part of the Registration Statement filed with the Securities and Exchange Commission ("SEC" or "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the Reorganization described herein. The summaries or description of documents or statutes in the Proxy Statement and the Prospectus do not purport to be complete; reference is made to the copies of such documents attached hereto or otherwise filed as a part of the Registration Statement and to such statutes for a full and complete statement of their provisions, and such summaries and descriptions are qualified in their entirety by such reference. The Proxy Statement and the Prospectus do not contain all of the information set forth in the Registration Statement and all exhibits relating thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The Registration Statement, including exhibits, may be inspected without charge at the offices of the Commission. Copies may be obtained at prescribed rates at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

  Life Financial Corp. is currently a wholly-owned subsidiary of the Bank and was formed solely for the purpose of effecting the Reorganization. As a wholly-owned subsidiary, Life Financial Corp. has not previously been subject to the requirements of the Exchange Act and there is currently no public market for its stock. If the Reorganization is consummated, Life Financial Corp. will become subject to the reporting and proxy statement requirements of the Exchange Act and, in accordance therewith, file reports, proxy statements and other information with the SEC. In addition, in connection with the annual meeting of stockholders of Life Financial Corp., proxy statements, accompanied or preceded by annual reports to stockholders, will be furnished to stockholders of Life Financial Corp. Such reports will contain financial information that has been examined and reported upon, with an opinion expressed thereon, by an independent certified public accountant. Life Financial Corp. has received conditional approval to have its Common Stock quoted on the National Market System of the Nasdaq Stock Market as of the Effective Date.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THE PROXY STATEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE PROXY STATEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL A SECURITY, OR A SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THE PROXY STATEMENT AND THE PROSPECTUS NOR ANY DISTRIBUTION OF THE SECURITIES MADE UNDER THE PROXY STATEMENT AND THE PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE BANK OR OF LIFE FINANCIAL CORP. SINCE THE DATE OF THE PROXY STATEMENT AND THE PROSPECTUS.

            REVOCABLE PROXY-LIFE SAVINGS BANK, FEDERAL SAVINGS BANK
                        ANNUAL MEETING OF STOCKHOLDERS
                                APRIL 18, 1997
                                  10:00 A.M.

        The undersigned hereby appoints the Board of Directors of Life Savings Bank, Federal Savings Bank, with full power of substitution, to act as attorneys and proxies for the undersigned, and to vote all shares of common stock of Life Savings Bank, Federal Savings Bank, which the undersigned is entitled to vote only at the Annual Meeting of Stockholders, to be held at the Arrowhead Country Club, at 3433 Parkside Drive, San Bernadino, California, April 18, 1997, at 10:00 a.m., and at any and all adjournments thereof, as indicated on the reverse side.

        THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS SIGNED PROXY WILL BE VOTED "FOR" THE PROPOSALS LIST. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING.

               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS




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                             FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.

Please mark your notes as indicated in this example [X]


1. The approval of the Agreement and Plan of Reorganization, pursuant to which
   (i) the Bank will be reorganized into a holding company structure and become a wholly-owned subsidiary of Life Financial Corp. and (ii) each outstanding share of the Bank's common stock will be converted into three shares of Common Stock of Life Financial Corp.

                FOR [_]         AGAINST [_]              ABSTAIN [_]


2. The ratification of the Life Savings Bank, Federal Savings Bank 1996 Stock Option Plan.
                FOR [_]         AGAINST [_]              ABSTAIN [_]

3. The election of all listed nominees for terms of three years each or until their successors are elected and qualified (except as marked to the contrary).

                                  VOTE
                FOR [_]         WITHHELD [_]

Messrs. Richard C. Caldwell, Milton E. Johnson and Daniel L. Perl

INSTRUCTION: To withhold your vote for any individual nominee, strike through that nominee's name on the line above. You are allowed to cumulate voting for the nominees. In voting for directors, a stockholder is entitled to three votes for each share of common stock held, one for each of the three nominees. A stockholder may cast his/her votes evenly for all nominees or may cumulate such votes and cast all for one nominee or distribute them among the three nominees. To cumulate votes for any nominee, write the nominee's name and the number of votes cast in his favor on the line below.

--------------------------------------------------------------------------------

4. The ratification of the appointment of Deloitte & Touche LLP as independent auditors for Life Savings Bank, Federal Savings Bank, for the fiscal year ending December 31, 1997.

                FOR [_]         AGAINST [_]              ABSTAIN [_]

5. The approval of the adjournment of the Annual Meeting for up to 30 days, if necessary, in order to solicit proxies if a majority of the votes eligible to be cast at the Annual Meeting does not submit proxies voting in favor of any of the Proposals.

                FOR [_]         AGAINST [_]              ABSTAIN [_]



PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

The undersigned acknowledges receipt from Life Savings Bank, Federal Savings Bank, prior to the execution of this proxy of a Notice of Annual Meeting and of a Prospectus/Proxy Statement dated March 28, 1997.


Dated:
      --------------------------------------------------------------------------

--------------------------------------------------------------------------------
                           Signature of Shareholder

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                           Signature of Shareholder

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.


                 ["PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
                 PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"]


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                             FOLD AND DETACH HERE